EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of El Pollo Loco, Inc., on Form S-4, of our report dated February 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective December 28, 2000 and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective December 27, 2001), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELLOITTE & TOUCHE LLP

Los Angeles, California

May 10, 2004